Exhibit 10.37

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between Orange 21 Inc. (“Company”) and Michael Brower (“Employee”) with respect to the following facts:

A . Employee is currently employed as Chief Financial Officer of Company.

B. Employee and Company have mutually decided to end their employment relationship upon the terms and conditions set forth in this Agreement.

The parties mutually agree as follows:

1. Resignation. Employee hereby voluntarily resigns from his employment with Company effective as of August 15, 2006 (the “Separation Date”). In accordance with applicable California law, on Employee’s Separation Date, Company shall provide Employee with a check for all of Employee’s accrued but unused vacation pay.

2. Payments.

(a) Separation Pay. In consideration of Employee signing this Agreement, and the covenants, agreements and releases given herein, Company agrees to pay Employee the gross sum of Fifteen Thousand Dollars ($15,000.00), less federal and state withholdings (“Separation Pay”), within five (5) business days after the Effective Date of this Agreement as described in paragraph 5 below.

(b) Severance Pay. In further consideration of Employee signing this Agreement, and the covenants, agreements and releases given herein, Company agrees to pay Employee the gross sum of Ninety Thousand Dollars ($90,000.00), less federal and state withholdings (“Severance Pay”). The Severance Pay shall be paid in six (6) equal monthly installments of Fifteen Thousand Dollars ($15,000), beginning on the first day of the month after the Transition Services have been completed as described in paragraph 3. Employee agrees to provide Company with up to five (5) hours per week of reasonable consulting services during this period, as and when requested by Company.

(c) Payment of COBRA Continuation. In further consideration of Employee signing this Agreement, and the covenants, agreements and releases given herein, Company agrees to pay for up to nine (9) months (the “COBRA Period”) of health insurance coverage currently paid by Company for Employee pursuant to COBRA, provided Employee completes all necessary documentation on a timely basis (“Health Insurance Pay”). Company shall have no further or additional obligation or liability for continuation of any benefits, including but not limited to medical, dental, disability, death, travel/accident, and/or life insurance. In the event Employee obtains other employment and is eligible to be placed on his new employer’s health insurance plan, he will notify Company, and at that time, Company will be relieved of it’s obligation to continue Health Insurance Pay, even if the COBRA Period has not expired. In addition, should Employee require additional health insurance coverage under COBRA following the expiration of the COBRA Period, Employee shall pay for any additional COBRA coverage.

Employee acknowledges that the payments described in paragraphs 2(a), (b) and (c) above are benefits to which Employee would not be entitled to receive absent this Agreement.

Employee shall also be eligible to purchase Company products under the current employee purchase policy through the term of the Transition Services and Severance Pay periods.

2. Mutual Release. Except for the rights, duties, liabilities, and obligations arising out of this Agreement, Employee on the one hand and Company on the other, for themselves and for each of their respective past and present heirs, assigns, executors, successors and each of them, hereby unconditionally, irrevocably and absolutely releases and discharges the other and their respective past and present heirs, assigns, executors, successors, directors, officers, employees, agents, and any related corporations and/or entities from any and all loss, liability, claims, demands, causes of action or suits of any type, known or unknown, including but not limited to claims related directly or indirectly to Employee’s employment with Company, and the termination of Employee’s employment with Company, including claims for age discrimination in violation of the Age Discrimination and Employment Act and/or California Fair Employment and Housing Act, as well as all claims for wrongful termination, constructive wrongful termination, employment discrimination, harassment, retaliation, defamation, fraud, misrepresentation, infliction of emotional distress, violation of privacy rights, and any other claims under any state or federal law. This release also includes any claim for any and all other contractual severance, bonus, commission, other compensation or any other benefits pursuant to any other agreement, policy, and/or procedure, including but not limited to the Executive Employment Agreement entered effective October 20, 2005 by and between Company and Employee (“Employment Agreement”). Employee and Company further represent that they have not and will not institute, prosecute or maintain, before any administrative agency, court or tribunal, any demand or claim of any type related to the matters released herein. Notwithstanding the foregoing, the release given by Company herein shall not extend to claims related to or arising out of (i) Employee’s obligations under Section 4 of this Agreement and Sections 12 and 13 of the Employment Agreement and (ii) any acts of gross negligence or intentional wrong-doing by Employee.

Except for the rights, duties, liabilities, and obligations arising out of this Agreement, Employee and Company expressly waive all of the benefits and rights granted to Employee and Company pursuant to California Civil Code Section 1542, and any other applicable state or federal law. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee and Company certify that they have read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that they fully understand all of the same.

3. Transition Services and Compensation. It is the expectation of the Parties and Employee hereby agrees that for a period of up to ninety (90) days after the Separation Date, Employee will continue to exert his best efforts in connection with the timely preparation and filing of Company’s SEC quarterly reports and performing other duties he performed as Chief Financial Officer of Company, including without limitation finance, accounting and human resources duties (“Transition Services”). Company agrees to pay Employee Fifteen Thousand Dollars ($15,000) per month, less federal and state withholdings, for each month that Employee is providing Transition Services to the Company. However, Company acknowledges and agrees that during the Transition Services period (August 16, 2006 through November 15, 2006) Employee is also free to search out and seek other employment and will be required to be on Company’s premises only as reasonably necessary to perform the Transition Services. If Employee accepts a position with another employer before November 15, 2006, the parties agree that the transition period will terminate on October 15, 2006, and Company will not be obligated to pay employee under this Section 3 for the period October 16, 2006 through November 15, 2006. The Parties acknowledge and agree that Employee’s Transition Services are un-related to the payments and benefits described in paragraph 2(a), (b) and (c) above.

4. Confidentiality. Employee hereby agrees that Employee will not describe or discuss Company’s business dealings and/or confidential information with any third party and will not describe or discuss this Agreement with any third party other than Employee’s tax or legal advisors. Employee further agrees that Employee will comply with any continuing obligations under any employment agreement and/or proprietary information agreement, including but not limited to protection of Employer’s trade secrets and nonsolicitation obligations under the Employment Agreement.

5. Time for Consideration of This Agreement/Revocation. Employee acknowledges that Employee is hereby given twenty-one (21) days from receipt of this Agreement to consider signing this Agreement, that Employee is advised to consult with an attorney before signing this Agreement, and that Employee has the right to revoke this Agreement for a period of seven (7) days after it is executed by Employee. In the event that Employee chooses not to sign this Agreement, or chooses to revoke this Agreement once signed, Employee will not receive the Separation Pay, the Severance Pay, the Health Insurance Pay or any other consideration Employee would not be entitled to in the absence of this Agreement. This Agreement shall become effective eight (8) days after it has been signed by Employee.

6. General Provisions.

a. Employee and Company acknowledge that they have been given the opportunity to consult with their own legal counsel with respect to the matters referenced in this Agreement, and that they have obtained and considered the advice of such legal counsel as they deem necessary or appropriate, such that they have voluntarily and freely entered into this Agreement. The Company shall reimburse Employee for up to One Thousand Five Hundred Dollars ($1,500) of legal fees actually incurred by Employee in connection with the preparation of this Agreement.

b. This Agreement contains the entire agreement between Employee and Company and there have been no promises, inducements or agreements not expressed in this Agreement.

c. The provisions of this Agreement are contractual, not merely recitals, and shall be considered severable, such that if any provision or part thereof shall at any time be held invalid under any law or ruling, any and all such other provision(s) or part(s) thereof shall remain in full force and effect and continue to be enforceable.

d. In the event of any dispute between Company and Employee concerning any aspect of this Agreement, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator in San Diego, California, pursuant to the rules issued by the American Arbitration Association governing employment disputes. COMPANY AND EMPLOYEE WAIVE ANY CONSTITUTIONAL RIGHT TO HAVE ANY DISPUTE BETWEEN THEM COVERED BY THE TERMS OF THIS AGREEMENT DECIDED BY A COURT OF LAW AND/OR BY A JURY IN A COURT PROCEEDING AND/OR BY ANY ADMINISTRATIVE AGENCY.

e. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

f. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

g. In any action to enforce this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and costs it expended in the action.

h. Nothing in this Agreement shall be construed as an admission or any liability or any wrongdoing by any party to this Agreement.

i. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement.

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IN WITNESS WHEREOF, the parties have executed this Separation and Release Agreement.

Dated: August 11, 2006	/s/ Michael Brower
Michael Brower

ORANGE 21 INC.

Dated: August 11, 2006	/s/ Barry Buchholtz
Barry Buchholtz, Chief Executive Officer